Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

FOCUS UNIVERSAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	X	X	457(o)	X	X	$100,000,000	$0.00015300	$15,310.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$100,000,000		$15,310.00
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
	Net Fee Due							$15,310.00

________________________

(1)	The securities being registered hereunder include such indeterminate (a) number of shares of common stock, (b) debt securities, (c) warrants to purchase common stock or debt securities of the registrant and (d) units, consisting of some or all of these securities, as may be sold from time to time by the registrant. Any securities being registered hereunder may be sold separately or as units with other securities being registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $100,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of shares of common stock of the registrant as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price.

(4)	Warrants will represent rights to purchase securities registered hereby. Because the warrants will provide a right only to purchase the securities offered hereunder, no additional registration fee is required for the warrants.

(5)	Any registered securities may be sold separately or as units with other registered securities. Units may consist of two or more securities in any combination, which may or may not be separable from one another. Each unit will be issued under a unit agreement. Because units will consist of securities registered hereunder, no additional registration fee is required for the units.